Exhibit 8.2

PREJEAN
COMPANY

November 24, 2010

We reviewed the Material United States Federal Tax Consequences of the Merger of Mainland Resources Inc., and American Exploration Corporation included in Form S-4 (Securities Act of 1933 Registration Statement), dated November, 2010, for the limited purpose of expressing our opinion as to the United States Federal Income Tax classification of the merger of the aforementioned corporations.

All information used to formulate our opinion was provided by Mainland Resources, Inc. and American Exploration Corporation and our opinion is dependent on the accuracy of the statements, representations, and assumptions provided by the corporations. We did not compile, review, nor audit any of the financial statements or information included in Form S-4 nor any of the information upon which we relied to form our opinion.

Based upon the information provided and our interpretation of the United States Internal Revenue Code of 1986, as amended and existing Treasury regulations, it is our opinion that the merger of Mainland Resources, Inc. and American Exploration Corporation as described in Form S-4, dated November, 2010, will qualify generally as a tax-free reorganization.

Prejean Company, ACCPA

A Corporation Of
Certified Public Accountants
Houston, Texas